Exhibit 99.1

PennantPark Investment Corporation Announces Financial Results for the Quarter Ended June 30, 2010

NEW YORK, NY -- (Marketwire - August 04, 2010) - PennantPark Investment Corporation (NASDAQ: PNNT) today announces financial results for its third fiscal quarter ended June 30, 2010.

HIGHLIGHTS
Quarter Ended June 30, 2010
($ in millions, except per share amounts)

Investment portfolio	$ 623.2
Net assets	$ 345.3
Net asset value per share	$ 10.94

Credit Facility (Cost $ 256.8)	$ 236.1

Investment portfolio composition and yield:

Subordinated debt, second lien secured debt, senior secured
debt, and equity (core)	$ 602.5
Senior secured debt (non-core)	$ 20.7
Weighted average yield on debt investments	11.9%
Weighted average yield on core investments	12.3%
Weighted average yield on non-core investments	2.7%

Operating Results:
Net investment income	$ 8.8
Net investment income per share	$ 0.28
Distributions declared per share	$ 0.26

Portfolio Activity:
Purchase of long term investments	$ 93.8
Sales and repayments of long term investments	$ 59.2

Number of new portfolio companies invested	3
Number of existing portfolio companies invested	4
Number of portfolio companies at end of period	42

Except where the context suggests otherwise, the terms “we,” “us,” “our,” "Company" or “PennantPark Investment” refer to PennantPark Investment Corporation and its Subsidiaries.

CONFERENCE CALL AT 10:00 A.M. ET ON AUGUST 5, 2010

The Company will also host a conference call at 10:00 a.m. (Eastern Time) on Thursday, August 5, 2010 to discuss the quarterly results. All interested parties are welcome to participate. You can access the conference call by dialing (800) 967-7134 approximately 5-10 minutes prior to the call. International callers should dial (719) 325-2312. All callers should reference PennantPark Investment Corporation. An archived replay of the call will be available through August 19, 2010 by calling (888) 203-1112. International callers please dial (719) 457-0820. For all replays, please reference conference ID #4765149.

PORTFOLIO AND INVESTMENT ACTIVITY

As of June 30, 2010, our portfolio totaled $623.2 million and consisted of $213.5 million of subordinated debt, $150.5 million of second lien secured debt, $219.4 million of senior secured loans and $39.8 million of preferred and common equity investments. This compares to our portfolio as of September 30, 2009, which totaled $469.8 million and consisted of $157.1 million of subordinated debt, $134.4 million of second lien secured debt, $150.6 million of senior secured loans and $27.7 million of preferred and common equity investments.

Our core assets totaled $602.5 million and consisted of investments in thirty-eight different companies with an average investment size of $15.9 million per company and a weighted average yield of 12.3% on debt investments as of June 30, 2010. This compares to our core assets as of September 30, 2009, which totaled $427.1 million and consisted of investments in thirty different companies with an average investment size of $14.2 million per company and a weighted average yield of 12.5% on debt investments.

As of June 30, 2010, our non-core senior secured loan portfolio totaled $20.7 million and consisted of four different companies with an average investment size of $5.2 million, and a weighted average yield of 2.7% on debt investments. This compares to our non-core assets as of September 30, 2009, which totaled $42.7 million and consisted of thirteen different companies (including one company also in our core portfolio) with an average investment size of $3.3 million and a weighted average yield of 3.1%.

Our overall portfolio consisted of forty-two companies with an average investment size of $14.8 million and a weighted average yield on debt investments of 11.9%, and was invested 34% in subordinated debt, 24% in second lien secured debt, 35% in senior secured loans and 7% in preferred and common equity investments as of June 30, 2010. This compares to our overall portfolio as of September 30, 2009, which consisted of forty-two companies with an average investment size of $11.2 million and a weighted average yield on debt investments of 11.4%, and was invested 33% in subordinated debt, 29% in second lien secured debt, 32% in senior secured loans and 6% in preferred and common equity investments.

For the three months ended June 30, 2010, we invested $93.8 million in three new and four existing portfolio companies with a weighted average yield on debt investments of 14.5%. Sales and repayments of long-term investments totaled $59.2 million for the same period. This compares to the three months ended June 30, 2009, in which we invested $32.6 million in five new and two existing portfolio companies, with an average yield of 14.0% on debt investments. Sales and repayments of long-term investments totaled $7.3 million for the same period.

"We are pleased with the new investment activity and risk/reward we are seeing in our business. It was also helpful to realize strong returns on several exits during the quarter," said Arthur Penn, Chairman and Chief Executive Officer. “We are particularly pleased to have received an SBIC license, which can help us grow through long term attractively priced financing.”

RESULTS OF OPERATIONS

Set forth below are the results of our consolidated operations for the three and nine months ended June 30, 2010 and 2009.

Investment Income

Investment income for the three and nine months ended June 30, 2010, was $16.3 million and $43.4 million, respectively, and was primarily attributable to $6.6 million and $17.9 million from subordinated debt investments, $3.3 million and $9.8 million from second lien secured debt investments and $4.7 million and $11.4 million from senior secured loan investments, respectively. The remaining investment income was primarily attributed to net accretion of discount and amortization of premium and other income. The increase in investment income compared with the same periods in the prior year is due to the growth of our portfolio and the transition of the portfolio from non-core to long-term core investments.

Investment income for the three and nine months ended June 30, 2009, was $10.8 million and $33.3 million, respectively, of which $2.4 million and $7.4 million was attributable to subordinated debt investments, $3.3 million and $10.6 million was attributable to second lien secured debt investments, and $4.3 million and $13.6 million was attributable to senior secured loan investments, respectively. The remaining investment income was primarily attributed to interest income from short-term investments and to net accretion of discount and amortization of premium. The change in investment income compared with the same periods in the prior year is due to the growth of our portfolio, the transition of the portfolio from temporary to long-term core investments offset by lower interest rates on our variable rate portfolio of investments.

Expenses

Expenses for the three and nine months ended June 30, 2010, totaled $7.5 million and $20.2 million, respectively. For the same respective periods, base management fees totaled $3.0 million and $8.3 million, performance-based incentive fees totaled $2.2 million and $5.8 million, credit facility related expenses totaled $1.0 million and $2.6 million, general and administrative expenses totaled $1.3 million and $3.5 million. For the nine months ended June 30, 2010, an excise tax of $0.1 million was incurred. The increase in expenses is primarily the result of increased management and incentive fees that are driven by the growth of our portfolio and net investment income.

Expenses for the three and nine months ended June 30, 2009, totaled $5.1 million and $16.6 million, respectively. For the same respective periods, base management fees totaled $1.9 million and $5.5 million, performance-based incentive fees totaled $1.4 million and $4.2 million, credit facility related expenses totaled $0.8 million and $3.8 million, general and administrative expenses totaled $1.0 million and $3.1 million.

Net Investment Income

Net investment income totaled $8.8 million and $23.1 million, or $0.28 and $0.82 per share, for the three and nine months ended June 30, 2010, respectively. For the same respective periods in the prior year, net investment income totaled $5.7 million and $16.7 million, or $0.27 and $0.79 per share.

Net Realized Gain (Loss)

Sales and repayments of long-term investments for the three and nine months ended June 30, 2010 totaled $59.2 million and $82.7 million, respectively, and realized gains (losses) totaled approximately $0.1 million and $(16.6) million, respectively, due to sales, primarily, of non-core senior secured loans and restructurings on investments offset by repayments on other investments.

Sales and repayments of long-term investments for the three and nine months ended June 30, 2009 totaled $7.3 million and $12.9 million, respectively, and realized losses totaled approximately $24.7 million and $30.8 million, respectively, due to sales of non-core and core loans as well as restructurings on investments.

Net Unrealized Appreciation (Depreciation) on Investments and (Appreciation) Depreciation on Credit Facility

For the three and nine months ended June 30, 2010, our investments had a net change in unrealized appreciation (depreciation) of $(1.5) million and $32.3 million, respectively. On June 30, 2010 and September 30, 2009, net unrealized appreciation (depreciation) on investments totaled $4.8 million and $(27.5) million, respectively. The decrease for the quarter in unrealized appreciation on investments is due to recent softness in the leveraged finance markets, which offset to some extent appreciation for the nine months ended June 30, 2010. The year-to-date increase in unrealized appreciation on investments was due to the improvements in the overall leveraged finance credit markets.

For the three and nine months ended June 30, 2010, our long-term credit facility had a net change in unrealized appreciation of $3.2 million and $28.9 million, respectively. On June 30, 2010 and September 30, 2009, net unrealized depreciation on our long-term credit facility totaled $20.7 million and $49.6 million, respectively, which included the cumulative effect of adoption of ASC 825-10 on our credit facility of $41.8 million. The increase in unrealized appreciation on our credit facility is due to the improvements in the overall leveraged finance credit markets as well as its proximity to maturity.

For the three and nine months ended June 30, 2009, our investments had a net unrealized appreciation of $27.4 million and $12.3 million, respectively. On June 30, 2009 and September 30, 2008, net unrealized depreciation on investments and cash equivalents totaled $59.7 million and $72.0 million, respectively, primarily due to the downturn in the leveraged finance credit markets.

For the three and nine months ended June 30, 2009, our credit facility experienced a net unrealized appreciation of $9.2 million and a net unrealized depreciation $11.4 million, respectively. On June 30, 2009, net unrealized appreciation on our long-term credit facility totaled $53.2 million, which included the cumulative effect of adoption of ASC 825-10 on our credit facility of $41.8 million.

Net Increase (Decrease) in Net Assets from Operations

Net increase in net assets resulting from operations totaled $4.3 million and $9.9 million, respectively, or $0.13 and $0.35 per share, respectively, for the three and nine months ended June 30, 2010. The increase in net assets from operations for the three months ended June 30, 2010 is due to net investment income offset by the appreciation on the credit facility and net depreciation on investments. The increase in net assets from operations for the nine months ended June 30, 2010 is due to increases in the fair values of our investments and net investment income offset by the increase in fair value of our credit facility and realized losses on investments.

Net (decrease) increase in net assets resulting from operations totaled $(0.8) million and $9.6 million, respectively, or $(0.04) and $0.45 per share, respectively, for the three and nine months ended June 30, 2009, primarily due to an increase in investment values and a decline in market value of our credit facility.

LIQUIDITY AND CAPITAL RESOURCES

PennantPark Investment's liquidity and capital resources are generated through its senior secured, multi-currency, $300.0 million, five-year revolving credit facility maturing in June 2012 as well as from cash flows from operations, investment sales and prepayments, and income earned from investments, and cash equivalents. On June 30, 2010, we had $256.8 million in borrowings outstanding, with a fair market value of $236.1 million, with a weighted average interest rate at that time of 1.39% exclusive of the fee on the undrawn commitment of 0.20% and $43.2 million remaining unused under our senior secured revolving credit facility.

Additionally, at June 30, 2010, we had approximately $170 million of select assets, which had a coupon of 9% or lower. We will look to rotate those assets with lower coupons into new higher yielding investments over time.

On February 2, 2010, our stockholders approved a proposal that authorizes us to sell shares of our common stock below the then current net asset value per share of our common stock in one or more offerings for a period of 12 months. Any decision to sell shares below the then current net asset value per share of our common stock in one or more offerings is subject to the determination by our board of directors that such issuance and sale is in our and our stockholders' best interests. Any sale or other issuance of shares of our common stock at a price below net asset value per share has resulted and will continue to result in an immediate dilution to our stockholder's interest in our common stock and a reduction of our net asset value per share.

During the nine months ended June 30, 2010, we generated operating cash flows primarily from interest earned on debt investments, and our primary use of funds from operations during the same period consisted of investments in portfolio companies, payments of fees and other operating expenses we incurred. For the nine months ended June 30, 2010, our operating activities used cash of $101.6 million and our financing activities provided cash of $69.6 million, primarily from proceeds of common stock offerings.

During the nine months ended June 30, 2009, we generated operating cash flows primarily from interest earned on debt investments, and our primary use of funds for operations during the same period consisted of investments in portfolio companies, payments of fees and other operating expenses we incurred. Our operating activities used cash of $9.8 million for the nine months ended June 30, 2009, and our financing activities used cash of $29.9 million for the same period, primarily from net borrowings on our credit facility.

DISTRIBUTIONS

During the three and nine months ended June 30, 2010, we declared distributions of $0.26 and $0.77 per share, respectively, for total distributions of $8.2 million and $22.9 million, respectively. For the same periods in the prior year, we declared distributions of $0.24 and $0.72 per share, respectively, for total distributions of $5.1 million and $15.2 million, respectively.

Tax characteristics of all dividends will be reported to stockholders on form 1099-DIV after the end of the calendar year.

RECENT DEVELOPMENTS

Effective July 30, 2010, PennantPark Investment’s wholly-owned subsidiary, PennantPark SBIC LP (“SBIC LP”), received a license from the Small Business Administration (“SBA”) to operate as a Small Business Investment Company (“SBIC”) under Section 301(c) of 1958 Act. As an SBIC, PennantPark SBIC LP will be subject to a variety of regulations and oversight by the SBA concerning, among other things, the size and nature of the companies in which it may invest as well as the structure of those investments.

With an SBIC license, SBIC LP may apply for SBA-guaranteed debentures. SBA-guaranteed debentures are non-recourse to us, have a 10-year maturity, and may be prepaid at any time without penalty. The interest rate of SBA-guaranteed debentures is fixed at the time of issuance at a market-driven spread over 10-year U.S. Treasury Notes. Leverage through SBA-guaranteed debentures is subject to required capitalization thresholds. SBA current regulations limit the amount that SBIC LP may borrow to a maximum of $150 million, which is up to twice its regulatory capital. This means that SBIC LP may access the maximum borrowing if it has $75 million in regulatory capital, which generally equates to the amount of its equity capital. However, we may capitalize SBIC LP with a lesser amount.

In connection with the filing of its SBA license application, PennantPark Investment applied for exemptive relief from the SEC to permit us to exclude the debt of SBIC LP from our consolidated asset coverage ratio. There can be no assurance that (i) we will be able to capitalize SBIC LP with the sufficient regulatory capital to access the maximum borrowing amount available or (ii) that we will receive an exemptive relief from the SEC with respect to the SBA-guaranteed debentures.

AVAILABLE INFORMATION

PennantPark Investment Corporation makes available on its website its report on Form 10-Q. The Company has filed its report on Form 10-Q with the Securities Exchange Commission, and stockholders may find the report on www.pennantpark.com.

PENNANTPARK INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

	June 30, 2010 (unaudited)	September 30, 2009
Assets
Investments at fair value
Non-controlled, non-affiliated investments, at fair value (cost—$600,409,815 and $479,909,805, respectively)	$606,401,552	$453,644,335
Non-controlled, affiliated investments, at fair value (cost—$17,963,471 and $17,378,081, respectively)	16,776,046	16,115,738
Total of Investments, at fair value (cost—$618,373,286 and $497,287,886, respectively)	623,177,598	469,760,073
Cash and Cash equivalents	1,303,502	33,247,666
Interest receivable	7,633,183	5,539,056
Receivables for investments sold	3,272,912	2,726,007
Prepaid expenses and other assets	1,651,324	1,108,567
Total assets	637,038,519	512,381,369

Liabilities
Distributions payable	8,205,281	5,056,505
Payable for investments purchased	18,675,000	19,489,525
Unfunded investments	22,320,388	6,331,385
Credit facility payable, at fair value (cost—$256,800,000 and $225,100,000, respectively)	236,076,000	175,475,380
Interest payable on credit facility	149,427	72,788
Management fee payable	3,035,172	2,220,110
Performance-based incentive fee payable	2,205,311	1,508,164
Accrued other expenses	1,105,890	1,647,244
Total liabilities	291,772,469	211,801,101

Net Assets
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 31,558,772 and 25,368,772 shares issued and outstanding, respectively	31,559	25,369
Paid-in capital in excess of par	384,602,224	327,062,304
Undistributed net investment income	2,242,960	1,890,235
Accumulated net realized loss on investments and cash equivalents	(67,139,005)	(50,494,447)
Net unrealized appreciation (depreciation) on investments	4,804,312	(27,527,813)
Net unrealized depreciation on credit facility	20,724,000	49,624,620
Total net assets	$345,266,050	$300,580,268

Total liabilities and net assets	$637,038,519	$512,381,369

Net asset value per share	$10.94	$11.85

PENNANTPARK INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2010	2009	2010	2009
Investment income:
From non-controlled, non-affiliated investments:
Interest	$15,404,934	$10,333,025	$41,140,098	$32,129,612
Other	594,978	138,335	1,327,063	152,652
From non-controlled, affiliated investments:
Interest	335,159	298,349	991,388	988,668
Total investment income	16,335,071	10,769,709	43,458,549	33,270,932

Expenses:
Base management fee	3,035,172	1,928,082	8,331,957	5,495,505
Performance-based incentive fee	2,205,310	1,412,925	5,779,297	4,175,224
Interest and other credit facility expenses	962,597	791,587	2,619,555	3,817,133
Administrative services expenses	709,737	582,177	1,806,860	1,558,672
Other general and administrative expenses	601,011	388,507	1,705,400	1,523,505
Expenses before taxes	7,513,827	5,103,278	20,243,069	16,570,039

Excise tax	—	—	97,890	—
Total expenses	7,513,827	5,103,278	20,340,959	16,570,039

Net investment income	8,821,244	5,666,431	23,117,590	16,700,893

Realized and unrealized gain (loss) on investments and credit facility:
Net realized gain (loss) on non-controlled, non-affiliated investments	100,295	(24,701,776)	(16,644,556)	(30,847,040)
Net change in unrealized (depreciation) appreciation on:
Non-controlled, non-affiliated investments	(1,732,131)	27,736,328	32,257,205	14,960,676
Non-controlled, affiliated investments	279,017	(318,107)	74,918	(2,638,476)
Credit facility unrealized (appreciation) depreciation	(3,208,992)	(9,202,647)	(28,900,620)	11,446,442
Net change in unrealized (depreciation) appreciation	(4,662,106)	18,215,574	3,431,503	23,768,642

Net realized and unrealized loss from investments and credit facility	(4,561,811)	(6,486,202)	(13,213,053)	(7,078,398)

Net increase (decrease) in net assets resulting from operations	$4,259,433	$(819,771)	$9,904,537	$9,622,495

Net increase (decrease) in net assets resulting from operations per common share	$0.13	$(0.04)	$0.35	$0.45
Net investment income per common share	0.28	0.27	0.82	0.79

ABOUT PENNANTPARK INVESTMENT CORPORATION

PennantPark Investment Corporation is a business development company which principally invests in U.S. middle-market private companies in the form of mezzanine debt, senior secured loans and equity investments. From time to time, we may also invest in public companies whose securities are thinly traded. PennantPark Investment Corporation is managed by PennantPark Investment Advisers, LLC.

FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

We may use words such as "anticipates," "believes," "expects," "intends," "will," "should," "may" and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Contact:
Aviv Efrat
PennantPark Investment Corporation
Reception: (212) 905-1000
Visit us on the web at:  www.pennantpark.com